Exhibit 99.1

FOR IMMEDIATE RELEASE
Press Contact: Michael Baehr 858-812-7366 Direct Investor Information: 877-934-4687 investor@kratosdefense.com

KRATOS DEFENSE & SECURITY SOLUTIONS REPORTS 2007 FOURTH QUARTER AND FULL
YEAR FINANCIAL RESULTS

•      Year-Over-Year Revenue Growth of 26%, Including 11% Organic Growth From 2006 Madison Research Corporation Acquisition;

•      Company Targets 2008 Organic Revenue Growth of 10%

SAN DIEGO, CA, MARCH 27, 2008 — Kratos Defense & Security Solutions, Inc. (Nasdaq: KTOS), a leading national defense and security solutions provider, today announced financial results for its fourth quarter and fiscal year ended December 31, 2007.  Revenues for the fourth quarter and full year 2007 were $49.3 million and $193.6 million respectively.  Revenues increased approximately 26 percent year-over-year, and increased sequentially quarter-to-quarter.  Kratos’ revenue growth included 11% organic growth, year-over-year, from Madison Research Corporation which was acquired in 2006.  Net loss for the fourth quarter and year end was $11.5 million and $40.8 million, or ($.16) and ($.55) per share respectively.  The net loss for the fourth quarter of 2007 and fiscal 2007 was due primarily to the following:

•      $1.1 million and $14 million in the fourth quarter and fiscal 2007, respectively, in costs related to the Company’s internal stock option review and other related costs which was completed in 2007;

•      $4.9 million related to the Company’s recently announced litigation settlements for the fourth quarter and fiscal year;

•      Loss from discontinued operations of $3.4 million and $12.6 million in the fourth quarter and fiscal 2007, respectively, related to the disposal of the commercial wireless business;

•      $1.8 million and $3.0 million in the fourth quarter and fiscal 2007, respectively, of impairment charges of non-core assets;

•      $1.0 million write-off of deferred financing costs in the fourth quarter and fiscal 2007 for the Company’s previous credit facility;

•      Excess G&A infrastructure primarily related to the Company’s previously disposed commercial wireless business and other legacy issues.

Kratos is currently in the process of rightsizing its infrastructure, reducing general and administrative costs, and cutting or eliminating all costs not necessary for the ongoing Kratos Defense & Security business.

 “As we have previously said, our Company’s fourth quarter results would not be reflective of our ongoing business as a result of the direct financial impacts from the transformation of the Company,” said Eric DeMarco, president and CEO of Kratos Defense & Security Solutions.  “Looking past 2007 and the numerous activities, items and costs which will not be part of Kratos’ go-forward business, key 2007 and fourth quarter achievements related to building Kratos are as follows:

•      Kratos’ grew from $153.1 million in revenues in 2006 to $193.6 million in revenues in 2007, for a combined organic and acquired growth rate of 26 percent, including full year-over-full year organic growth of 11 percent by our Madison Research Division, which we acquired in 2006.  Our Madison Research Division, headquartered in Huntsville, Alabama, provides weapon systems life cycle support and extension, command and control systems solutions, and IT services;

•      The Company successfully closed the acquisition of Haverstick on December 31, 2007, positioning Kratos with several new customers in the DoD and non-DoD markets, and increasing Kratos’ size by approximately 50 percent.  Additionally, Haverstick has received orders for the 2008 delivery and launch services for seventeen Oriole Rocket Systems, which are used in ballistic missile defense targeting, high-fidelity tracking, and sub-orbital research;

•      In the fourth quarter, Kratos closed an $85 million credit facility to consummate the Haverstick transaction in one of the most challenging bank lending environments in recent memory;

•      And, across the business, we are significantly rationalizing and rightsizing Kratos’ cost infrastructure as a result of our 2007 commercial wireless business dispositions.  We intend on having this initiative substantially complete by March 31, 2008.”

DeMarco continued, “As we enter 2008 and our first full year as Kratos, following is a summary of a few of the key programs we are currently working on:

•      A United States Army contract related to Hawk and Chaparral missile systems, to provide engineering, technical support, supply support logistics and manufacturing resources.  This contract has a $92 million ceiling and we generated approximately $14 million in revenue in 2007.  The contract runs through 2011;

•      A contract with the U.S. Army Aviation and Missile Command to provide engineering, technical services, components and other assets to support Sidewinder and Chaparral missiles and other systems.  The contract ceiling is $36 million, funding is $36 million and we generated approximately $18 million in revenue on this contract in 2007.  The contract runs through 2009;

•      A contract with the Naval Undersea Warfare Center to perform work related to submarine electronics and other systems modernization.  This contract has a $30.1 million ceiling and 2007 revenue was approximately $3 million.  The contract runs through 2010;

•      A contract with the U.S. Army Aviation and Missile Command to provide engineering and technical support for certain weapon systems.  The contract ceiling is undefined, with current funding at $22 million.  We generated approximately $8 million in revenue in 2007.  The contract runs through 2010;

•      A contract with the Space and Naval Warfare Systems Command-JIATF South to provide engineering, technical, and research and development services and solutions.  The contract ceiling is $47.8 million and Kratos generated approximately $8 million in revenue on this contract in 2007.  The contract runs through 2012;

•      And, a contract with the Defense Contract Management Agency to develop and maintain software applications and to provide information technology solutions.  The contract ceiling is $14.4 million and we generated approximately $6 million in revenue on the contract in 2007.  The contract runs through 2010.”

“There are also many other contracts and programs that Kratos is involved in, with this number increasing dramatically with the Haverstick and pending SYS transactions,” DeMarco added.

Business Outlook

“In summary, as we head into 2008, we are very focused on completing the rightsizing of our organization, reducing cost, integrating Haverstick into Kratos, closing the merger with SYS, and combining our resources and capabilities to pursue and win larger prime contract opportunities.  Additionally, we are committed to wrapping up and resolving any remaining legacy business related issues, and achieving EBITDA margins consistent with those of our comparable peer group in the second half of 2008.  We believe that we can achieve organic revenue growth of approximately five to ten percent, acquisition growth of 10-15 percent, and total top line growth of approximately 15 - 25 percent,” DeMarco concluded.

Conference Call

There will be an analyst and investor conference call conducted by the Kratos Management Team to discuss the fourth quarter and full year 2007 financial results today at 1:30 p.m. Pacific Time/4:30 p.m. Eastern Time. The live discussion can be accessed via webcast on the Internet at www.kratosdefense.com. There will be replay of the webcast available on the website for those shareholders and analysts who are unable to listen to the live call.

About Kratos Defense & Security Solutions

Kratos Defense & Security Solutions, Inc. (Nasdaq: KTOS) provides mission critical engineering, IT services and war fighter solutions for the U.S. federal government and for state and local agencies.  Principle services include C5ISR, weapon systems lifecycle support, military weapon range and technical services, network engineering services, advanced IT services, security and surveillance systems, and critical infrastructure design and integration.  The Company is headquartered in San Diego, California, with resources throughout the U.S. and in key strategic military locations. News and information are available at www.KratosDefense.com.

Notice Regarding Forward-Looking Statements

This news release and filing contains certain forward-looking statements including, without limitation, expressed or implied statements concerning the Company’s expectations regarding future financial performance, cash flows and market developments that involve risks and uncertainties, the timing of closing of the SYS acquisition, and/or anticipated benefits to be realized from the acquisition. Such statements are only predictions, and the Company’s actual results may differ materially. Factors that may cause the Company’s results to differ include, but are not limited to: risks that the closing of the SYS acquisition will be delayed or that the conditions to closing will not be satisfied; risks that the integration will prove more costly, take more time, or be more distracting than currently anticipated;  risks that the transaction will cause disruption of the Company’s operations and distraction of its management; risks of adverse regulatory action or litigation; risks associated with debt leverage; risks that changes or cutbacks in spending by the U.S. Department of Defense may occur, which could cause delays or cancellations of key government contracts; failure to successfully consummate acquisitions or integrate acquired operations and competition in the marketplace which could reduce revenues and profit margins. The Company undertakes no obligation to update any forward-looking statements. These and other risk factors are more fully discussed in the Company’s Annual Report on Form 10-K for the period ended December 31, 2007, the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2007, June 30, 2007 and September 30, 2007,  and in other filings made with the Securities and Exchange Commission.

This communication is being made in respect of the proposed transaction involving Kratos and SYS.  In connection with the proposed transaction, Kratos plans to file with the SEC a Registration Statement on Form S-4 containing a Joint Proxy Statement/Prospectus and each of Kratos and SYS plan to file with the SEC other documents regarding the proposed transaction. The definitive Joint Proxy Statement/Prospectus will be mailed to stockholders of Kratos and SYS. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC by Kratos and SYS through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC from Kratos by directing a request to Kratos Defense & Security Solutions, Inc, ATTN: Investor Relations, 4810 Eastgate Mall, San Diego, CA 92121, or going to Kratos’s corporate website at www.kratosdefense.com, or from SYS by directing a request to ATTN: Investor Relations, 5050 Murphy Canyon Road, Ste. 200, San Diego, CA, 92123, or going to SYS’ corporate website at www.systechnologies.com.

Kratos and SYS, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Kratos’s directors and executive officers is contained in its annual proxy statement filed with the SEC on October 10, 2007. Information regarding SYS’ directors and executive officers is contained in SYS’ annual proxy statement filed with the SEC on October 29, 2007. Additional information regarding the interests of such potential participants will be included in the Joint Proxy Statement/Prospectus and the other relevant documents filed with the SEC (when available).

Kratos Defense & Security Solutions

Consolidated Statements of Operations

(in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Revenues	$49.3	$49.1	$193.6	$153.1

Total cost of revenues	40.7	41.3	162.0	124.2
Gross profit	8.6	7.8	31.6	28.9

Selling, general and administrative expenses	9.2	8.4	35.7	30.7
Estimated cost for settlement of securities litigation	4.9	—	4.9	—
Impairment and restructuring charges	—	21.8	1.2	21.8
Recovery of unauthorized issuance of stock options	(3.4)	—	(3.4)	—
Stock compensation expense	0.7	4.8	1.0	5.9
Stock option investigation & related fees	1.1	—	14.0	—
Other intangibles — amortization	0.7	0.7	2.8	2.0
Operating loss	(4.6)	(27.9)	(24.6)	(31.5)
Other income (expense), net	(3.1)	(1.3)	(2.3)	(0.9)
Loss from continuing operations before income taxes	(7.7)	(29.2)	(26.9)	(32.4)
Provision for income taxes	0.4	14.8	1.3	13.8
Loss from continuing operations	(8.1)	(44.0)	(28.2)	(46.2)
Loss from discontinued operations, net of taxes	(3.4)	(11.7)	(12.6)	(11.7)
Net loss	$(11.5)	$(55.7)	$(40.8)	$(57.9)
Basic earnings (loss) per common share:
Loss from continuing operations	$(0.11)	$(0.60)	$(0.38)	$(0.63)
Loss from discontinued operations, net of taxes	(0.05)	(0.16)	(0.17)	(0.16)
Net loss	$(0.16)	$(0.76)	$(0.55)	$(0.79)
Diluted earnings (loss) per common share:
Loss from continuing operations	$(0.11)	$(0.60)	$(0.38)	$(0.63)
Loss from discontinued operations, net of taxes	$(0.05)	(0.16)	(0.17)	(0.16)
Net loss	$(0.16)	$(0.76)	$(0.55)	$(0.79)
Weighted average common shares outstanding
Basic	74.2	73.9	74.0	73.5
Diluted	74.2	73.9	74.0	73.5